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                     October 6, 2023

       David Bourdon
       Chief Financial Officer and Treasurer
       LifeStance Health Group, Inc.
       4800 N. Scottsdale Road
       Suite 6000
       Scottsdale, Arizona 85251

                                                        Re: LifeStance Health
Group, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-40478

       Dear David Bourdon:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services